[Central Garden & Pet Letterhead]

FOR IMMEDIATE RELEASE
---------------------

                               Contact:        Gregory Reams
                                               Central Garden & Pet
                                               510/283-4573

                                               Paul Verbinnen/Debbie Miller
                                               Sard Verbinnen & Co
                                               212/687-8080



        CENTRAL GARDEN & PET COMPLETES ACQUISITION OF TFH PUBLICATIONS
        --------------------------------------------------------------


        LAFAYETTE, CALIFORNIA, DECEMBER 19, 1997 -- Central Garden & Pet Company (NASDAQ: CENT) today announced that it has completed the previously announced acquisition of TFH Publications, Inc., a manufacturer of premium dog chews and the largest producer of pet books in the U.S.

        TFH Publications, which is based in Neptune City, New Jersey, produces a wide array of pet books and also manufactures premium dog chews and edible bones under the brand name Nylabone/r/. In addition to approximately 1,200 titles in print, TFH Publications produces two monthly magazines and twelve quarterly magazines plus the Nylabone/r/, Gumabone/r/, Flexibone/r/ and Nylabone Edible/r/ product lines. The company has approximately 275 employees and had approximately $32 million in annual sales in 1996.

        Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store design and display assistance and sales program development. Central also offers lines of proprietary branded products which include Zodiac/r/ and Four Paws/r/ pet products, Island/r/ aquariums, Matthews/r/ redwood products and Grant's/r/ ant control products.


                                    #  #  #